Exhibit 99.1

For Immediate Release:

LIBERTY MEDIA ACQUIRES ATLANTA BRAVES BASEBALL CLUB

TIME WARNER RECEIVES 68.5 MILLION SHARES OF ITS STOCK

FROM LIBERTY, ESSENTIALLY COMPLETES

$20 BILLION STOCK REPURCHASE PROGRAM

ENGLEWOOD, CO and NEW YORK, NY, May 17, 2007 – Liberty Media Corporation (Nasdaq: LINTA, LCAPA) (“Liberty”) and Time Warner Inc. (NYSE: TWX) announced today that they completed a transaction on May 16, 2007, in which Liberty exchanged approximately 68.5 million shares of Time Warner common stock, subject to a working capital adjustment, for a newly created subsidiary of Time Warner which holds the Atlanta Braves, Time Inc.’s Leisure Arts, Inc. and $960 million of cash.

Major League Baseball has approved the transaction.  The assets held by the acquired subsidiary will be attributed to the Liberty Capital Group.  Time Warner’s acquisition of its stock from Liberty essentially completes Time Warner’s previously announced $20 billion stock repurchase program.  Liberty has retained approximately 103 million shares, or about 2.8% of Time Warner common stock.

 “We are pleased with the successful conversion of these Time Warner shares as this transaction enhances our financial and strategic flexibility,” Liberty Chairman John Malone said.  “We are pleased with the value created for our shareholders from our ownership of Turner Broadcasting and Time Warner.”

“Liberty Media is delighted to join with the Atlanta Braves Baseball Club and their fan base and looks forward to the team excelling as they have for the past fifteen years,”  said Liberty President and CEO Greg Maffei.  “This transaction represents another significant step in our transition to a focused operating company.”

Time Warner Chairman and CEO Dick Parsons said: “This transaction marks an important advance in our commitment to deliver greater value to our shareholders.  It not only helps to streamline our portfolio of assets as we focus on our core businesses, but also enables us to effectively complete our $20 billion share repurchase program.  With our thanks, we wish the people of the Atlanta Braves and Leisure Arts the best in the future.”

Phil Kent, Chairman and CEO, Turner Broadcasting System, Inc., said: “Our Atlanta Braves colleagues have our sincere appreciation for their tremendous contributions to our company, to Major League Baseball and to the entire Atlanta community.  We especially salute Terry McGuirk, the Atlanta Braves Chairman and President who once headed Turner Broadcasting, for his many years of service to our company.  We will remain the Braves’ biggest fans and great believers in the organization’s continued success.”

Atlanta Braves Chairman and CEO Terry McGuirk said, “We’re excited to move forward with Liberty’s ownership and continue to bring our fans more championship-caliber baseball and experiences at Turner Field in the years ahead.”

About Liberty Media Corporation

Liberty Media Corporation owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital group includes Liberty’s interests in Starz Entertainment, News Corporation, and Time Warner.  For more information, please see www.libertymedia.com.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

About Turner Broadcasting System, Inc.

Turner Broadcasting System, Inc., a Time Warner company, is a major producer of news and entertainment product around the world and a leading provider of programming to the basic cable industry.

About The Atlanta Braves

The Atlanta Braves is Major League Baseball’s winningest franchise since 1991.  During that time, Braves teams have earned a record 14 consecutive division championships, five National League pennants and a World Series title.  Based in Atlanta since 1966, the Braves franchise is the longest continuously operating franchise in Major League Baseball.  Atlanta Braves games are telecast on TBS, FSN South and SportSouth, with radio broadcasts heard in Atlanta on 640 WGST and 94.9 The Bull and regionally on the Atlanta Braves Radio Network.

About Leisure Arts

Founded in 1971, Little Rock, Ark.-based Leisure Arts, Inc. is one of the largest publishers and marketers of needlework, craft, decorating, entertaining and other lifestyle interest “how-to” books.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. and Liberty Media Corporation.  More detailed information about these factors may be found in filings by Time Warner and Liberty Media with the Securities and Exchange Commission, including their most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  Time Warner and Liberty Media are under no obligation to, and expressly disclaim any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:

Liberty Media Corporation:

John Orr, 720-875-5622

Time Warner Inc., Corporate Communications:

Edward Adler, 212-484-6630

Keith Cocozza, 212-484-7482

Time Warner Inc., Investor Relations:

Jim Burtson, 212-484-8719

Chris Clipper, 212-484-6297

Turner Broadcasting System, Inc.:

Shirley Powell, 404-885-4132

The Atlanta Braves:

Beth Marshall, 404-614-1336

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